Exhibit 99.4

Atlas Mining Company Announces Management Changes
and $1 Million Capital Infusion

Atlas Mining Company (PINK SHEETS: ALMI) (the “Company”) today announced the engagement of Material Advisors LLC (“Material Advisors”), a management consulting firm, pursuant to a  two year management agreement.  Material Advisors was formed  to provide certain managerial, operational and financial advisory services to the Company. Pursuant to the management agreement, Andre Zeitoun, founder and Manager of Material Advisors, has assumed the role of Chief Executive Officer of the Company and was elected as a Director on the Company's Board.

Mr. Zeitoun and his team have extensive experience investing and taking an active role in turning companies around and creating shareholder value.  Mr. Zeitoun was formerly Portfolio Manager at SAC Capital LLC, where he was in charge of a several hundred million dollar portfolio invested primarily in companies that required an operational and/or financial turnaround. Mr. Zeitoun has longstanding relationships in  the financial community as well as with key decision-makers in certain of the Company’s targeted industries.

Mr. Zeitoun commented: "The members of Material Advisors LLC have been long time shareholders in the Company. We look forward to the completion of the Dragon Mine feasibility study carried out by the geological consultants previously engaged in May 2008 and are highly committed to maximizing shareholder value through the commercialization of  the mine's mineral resources.”

Material Advisors is located in New York City and its advisory services will include strategic planning services customarily performed by senior management of public companies.  Material Advisors will be paid $1 million per year and will bear the costs of cash compensation to Mr. Zeitoun and   other personnel and costs associated with the services rendered.  Under the management agreement, the Company will provide Material Advisors with a ten year option to purchase an amount equal to 10% of the fully diluted outstanding common stock of Company as of January 1, 2009 at $.70 per share.  The option vests and become exercisable in 36 equal monthly installments. It is subject to accelerated vesting in case of certain events and limitations on vesting and exercisability in case of certain other events.

The Company also announced that concurrent with the engagement of Material Advisors, it raised $1million of capital through a private placement of 10.0%  Pay-in-Kind Mandatorily Convertible Notes with a maturity date of December 31, 2018. The Company issued convertible notes as opposed to shares to the investors because it did not have sufficient authorized but unissued shares to issue shares to the investors.  The notes will be convertible at a price of $0.35 per share.  They will be convertible by holders upon  amendment of the articles of incorporation to increase the number of authorized shares.  They will be mandatorily convertible upon such amendment of the articles, registration covering  the shares subject to such notes, and attainment of a market price in excess of $0.35 per share. The Company cannot hold an annual meeting until it becomes current with SEC filing requirements and until it files its 2009 Annual Report on 10-K, which it currently expects to file on a timely basis in March, 2009.  The Company currently expects to schedule an Annual Meeting in May, 2009.

This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties.  The words “believe”, “expect”, “intend”, “anticipate”, variations of such words, and similar expressions identify forward–looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors.

CONTACT:

Atlas Mining Company
Andre Zeitoun (208) 556-1181
President and CEO

W.S. Adamson and Associates, Inc.
801-519-2264